Exhibit 99.1

N e w s R e l e a s e
FOR IMMEDIATE RELEASE JULY 12, 2007
Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154	Anadarko Petroleum Corporation 1201 Lake Robbins Drive The Woodlands, TX 77380

CHESAPEAKE CONTACTS: MARC ROWLAND (405) 879-9232 JEFFREY L. MOBLEY, CFA (405) 767-4763	ANADARKO INVESTOR & MEDIA CONTACTS: JOHN COLGLAZIER (832) 636-2306 JOHN CHRISTIANSEN (832) 636-8736

CHESAPEAKE AND ANADARKO ANNOUNCE JOINT VENTURE IN THE

DEEP HALEY AREA OF THE DELAWARE BASIN IN WEST TEXAS

OKLAHOMA CITY, OK AND THE WOODLANDS, TX, JULY 12, 2007 – Chesapeake Energy Corporation (NYSE:CHK) and Anadarko Petroleum Corporation (NYSE:APC) jointly announced today the completion of multiple agreements, including a joint venture involving Chesapeake and Anadarko assets in the Deep Haley area of the Delaware Basin in West Texas.

Through the formation of a joint venture and other separate agreements, Chesapeake received:

•	25% of Anadarko’s existing Deep Haley area production;
•	25% of Anadarko’s leasehold in the central and eastern portions of the Deep Haley area;
•	50% of Anadarko’s leasehold and contractual rights in the western portion of the Deep Haley area;
•	A lease from Anadarko on 2,100 net acres in the Fayetteville Shale play in Arkansas;
•	An assignment of 5,600 net acres of undeveloped leasehold in the Anadarko

Basin in western Oklahoma; and

•	The Oklahoma City real estate assets acquired by Anadarko last year as part of its acquisition of Kerr-McGee Corporation.

Through the formation of the joint venture and other separate agreements, Anadarko received:

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Approximately $310 million in cash and other consideration, including reimbursement of capital expenditures previously incurred by Anadarko in connection with the development of the Deep Haley properties and Chesapeake’s commitment to fund a portion of Anadarko’s future Deep Haley area capital costs; and

•	50% of certain Chesapeake non-producing leasehold interests in Loving County, Texas.

In total, Anadarko and Chesapeake will jointly evaluate and explore more than 1 million gross acres in the Deep Haley area, on which drilling, completion, production and midstream operations will be shared on roughly a 50/50 basis. The two companies plan an aggressive drilling program for the area, with Anadarko and Chesapeake each currently operating eight drilling rigs in the Deep Haley area with the possibility of increasing drilling activity as the joint venture develops.

Aubrey K. McClendon, Chesapeake’s Chairman and Chief Executive Officer, commented, “We are very pleased to announce this transaction with Anadarko. We have long admired Anadarko’s capabilities in deep gas exploration and we are now excited to join forces with them in the Deep Haley area, one of the country’s premier deep gas exploration projects. Our recent drilling results in the Deep Haley area have been exceptional and we are confident that by joining forces with Anadarko the technical teams of the two companies will continue to enjoy success in drilling prolific wells in the Deep Haley area. As reported during our 2007 first quarter earnings conference call last month, Chesapeake’s most recent seven wells in the Deep Haley area generated a combined 90 mmcfe per day of gross production during May. We hope to drill many more similarly productive wells in our new partnership with Anadarko in the years to come. In addition, we are pleased to purchase the former Kerr-McGee properties in Oklahoma City. These properties are important to our community and we are happy to return them to local ownership.”

James T. Hackett, Anadarko’s Chairman, President and Chief Executive Officer stated, “This transaction fits our strategy very well and positions us for continued growth from a core asset with a partner that understands this play. The Deep Haley area in West Texas has recovered over 1.4 TCF from the over-pressured Pennsylvanian formations. Anadarko started work in the basin in 2003 and employed state-of-the-art drilling and completion technology with great success. After accumulating the rights to over 400,000 net acres, it was time to expand our drilling operations and we are glad to have Chesapeake jointly involved with us. Working collaboratively will enable our companies to maximize value by accelerating development of the considerable resources in the play. Our substantial combined position provides us with meaningful upside potential from future drilling activity, and we look forward to working with Chesapeake to continue delivering these resources to American consumers.”

Chesapeake Energy Corporation is the third-largest independent producer and sixth-largest overall producer of natural gas in the United States. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Mid-Continent, Fort Worth Barnett Shale, Fayetteville Shale, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast, Ark-La-Tex and Appalachian Basin regions of the United States. Chesapeake’s Internet address is www.chkenergy.com.

Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2006, the company had 3.0 billion barrels-equivalent of proved reserves, making it one of the world’s largest independent exploration and production companies. For more information about Anadarko, please visit www.anadarko.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The companies believe that their expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release, including drilling risks and the ability to execute on production and development plans. See “Risk Factors” in the companies’ 2006 Annual Reports on Form 10-K and other public filings and press releases from the companies.  The companies undertake no obligation to publicly update or revise any forward-looking statements.

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